Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-3 of Microvision, Inc. of our report dated March 12, 2008 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Microvision Inc.’s Annual Report on Form 10-K for the year-ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

December 19, 2008